Dear Shareholder:

We are writing to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders for the WisdomTree Family of Funds and to notify you that the Special Meeting has been adjourned to August 8, 2012. Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help save on the cost of additional mailings and calls to shareholders.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately. We urge you to vote your proxy now. You and all other Fund shareholders will benefit from your cooperation.

The Board, including the independent Trustees, unanimously recommends a vote “FOR” the approval of each proposal, as detailed in your proxy statement/prospectus. A copy of the proxy statement/prospectus is available by calling the toll free number 1-800 967-4612.

Call 1-800-967-4612 to vote now.

Your vote is urgently needed! Please vote now to be sure your vote is received in time for the August 8, 2012 Special Meeting of Shareholders.

WisdomTree Trust has made it very easy for you to vote. Choose one of the following methods:

•   Speak to a live proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

•   Log on to the website noted on your proxy card/voting instruction form and enter your control number printed on the card, and vote by following the on-screen prompts.

•   Call the phone number on the proxy card/voting instruction form and enter the control number printed on the card and follow the touchtone prompts.

•   Mail in your signed proxy card/voting instruction form in the envelope provided.

Voting takes only a few minutes. Thank you for your participation in this important matter.

WisdomTree Trust    380 Madison Avenue, 21st Floor, New York, NY 10017 | 212-801-2080 Tel 212-801-2081 Fax